Contact:	Michael Goodwin LivePerson, Inc. 212-609-4282

LivePerson Completes Acquisition of Proficient Systems

NEW YORK, NY — July 19, 2006 — LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced the completion of its acquisition of Atlanta-based Proficient Systems, Inc., a provider of hosted proactive chat solutions that help companies generate revenue on their web sites.

Under the terms of the agreement, LivePerson has acquired all of the outstanding capital stock of Proficient in exchange for 2 million shares of LivePerson common stock paid at closing, and up to an additional 2.05 million shares based on the achievement of certain revenue targets during the nine months following the closing of the transaction.

Upon closing, LivePerson issued shares of its common stock to Proficient's shareholders in a private placement.  Such shares will be registered for resale on a Registration Statement on Form S-3.

LivePerson expects the following financial impact to result from this transaction, which is unchanged from the guidance disclosed previously:

•	An increase in monthly revenue of approximately $215,000.
•	A decrease in EBITDA (earnings before interest, taxes, depreciation and amortization) of $0.01 per share in the third quarter of 2006 and no decrease in EBITDA in the fourth quarter of 2006.
•	A decrease in EPS due primarily to deal-related amortization of $0.01-$0.02 in both the third and fourth quarters of 2006.
•	A favorable impact on both EBITDA per share and EPS beginning in 2007.

This release is neither an offer to sell nor a solicitation of offers to purchase common stock of LivePerson. The shares of common stock issued by LivePerson in connection with this transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About LivePerson

LivePerson is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s Timpani™ platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 4,000 companies including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

About Proficient Systems

Headquartered in Atlanta, Proficient Systems, Inc. is helping industry-leading companies better monetize their Web presence by converting visitors into buyers. The Proficient solution utilizes sophisticated data mining algorithms to track and analyze the behavior of Web site visitors in real time, and then intelligently approaches visitors with the appropriate sales or service professional based on the company's specific business objectives. Proficient's real-time data mining engine determines the most valuable customers and engages them with chat and collaboration technologies, allowing companies like Carmax, E-LOAN, E*Trade, Huntington National Bank, and Oracle to experience increased revenue, improved productivity, and enhanced customer satisfaction.

Safe Harbor Provision

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: the risk that the proposed merger may not be approved by the stockholders of Proficient Systems; the risk that other closing conditions of the merger may not be satisfied; the risk that the two companies’ businesses will not be integrated successfully; and the costs related to the proposed merger. In addition, other factors relating solely to LivePerson’s business could cause actual events or results to differ materially from the forward-looking statements contained herein including, without limitation: our history of losses; potential fluctuations in our quarterly and annual results; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the current civil and political unrest in that region; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.